Exhibit 5.1

CodeLaw, LLC

1 Lincoln Street

Boston, MA 02111

www.codelaw.com

June 29, 2022

Netcapital Inc.

1 Lincoln Street

Boston, MA 02111

Ladies and Gentlemen:

We have acted as special Utah counsel for Netcapital Inc., a Utah corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-262688) (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering: (i) a public offering of up to $6.9 million maximum aggregate amount of securities of the Company comprised of shares(the “Shares”) of common stock par value $0.001 per share (the “Common Stock”), warrants to purchase shares of Common Stock (the “Warrants”) and pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), including securities to be issued pursuant to the exercise of the overallotment option of the underwriters; (ii) warrants to be issued to the representative of the underwriters to purchase shares of Common Stock, including if the overallotment option of the underwriter is exercised (the “Representative Warrants”); and (iii) the shares of Common Stock issuable on exercise of the Warrants, Pre-Funded Warrants and Representative Warrants. Each of Warrant, Pre-Funded Warrant and Representative Warrant is exercisable for one share of Common Stock. The Shares, Warrants, Pre-Funded Warrants and Representative Warrants are to be issued and sold by the Company to investors or the representative, as applicable, pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representative of the several underwriters named therein and in the Prospectus. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Underwriting Agreement, (v) the form of Warrant, (vi) the form of Pre-Funded Warrant, (vii) the form of Representative Warrant, and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the authorization of the board of directors of the Company is not changed from its authorization of June 28, 2022. We also assume that each of the Underwriting Agreement, Warrant, Pre-Funded Warrant and Representative Warrant are duly executed by each of the parties thereto other that the Company. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, (i) we are of the opinion that the Shares when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) we are of the opinion that the Warrants, Pre-Funded Warrants and Representative Warrants are the binding and enforceable obligations of the Company, and (iii) we are of the opinion that the shares of Common Stock to be issued upon exercise of the Warrants, Pre-Funded Warrants, and Representative Warrants, when issued in accordance with the terms of their governing instruments and upon payment therefore, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporation laws of the State of Utah and New York law as to the Warrants, Pre-Funded Warrants, and Representative Warrants as they contain provisions stating that they are to be governed by the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CodeLaw, LLC

CodeLaw, LLC